October 9, 2013

Gary A. Lyons To Join Cytori Therapeutics’ Board of Directors

SAN DIEGO—Cytori Therapeutics (NASDAQ: CYTX) today announced that the Company’s Board of Directors has appointed Gary A. Lyons to serve as an independent director.

“Mr. Lyons will strengthen the broad expertise of our board and corporate governance given his successful track record in the biotechnology industry,” said Chris Calhoun, CEO of Cytori. “Specifically, he brings to Cytori a range of operational, commercial, and corporate development experience at an important and exciting time in our Company’s development.”

Mr. Lyons has served on the Board of Directors of Neurocrine Biosciences since 1993 and as the President and Chief Executive Officer of Neurocrine from 1993 through January 2008. Prior to joining Neurocrine Biosciences, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales.

“Cytori has done a tremendous job in advancing its cell therapy technology from infancy to clinical development in the U.S. and early commercial release in Europe and Asia,” added Mr. Lyons. “Importantly, the Company brings a unique business model to cell therapy that presents a strong competitive advantage with its low cost-of-goods and scalable product platform with the potential to treat a broad range of unmet medical conditions.”

Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Inc., Vical Incorporated, and KaloBios Pharmaceuticals, Inc. Mr. Lyons was previously a director of PDL BioPharma, Inc., Poniard Pharmaceuticals, Inc., Neurogesx and Facet Biotech Corporation. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution System product family. www.cytori.com

Contact:

Investor Relations	Media
Tom Baker	Megan McCormick
tbaker@cytori.com	mmccormick@cytori.com
+1.858.875.5258	+1.858.875.5279